Exhibit 99 (a)(1)(A)

OFFER LETTER TO EXCHANGE COMMON STOCK FOR ANY AND ALL OUTSTANDING

$11.50 WARRANTS

IRIDIUM COMMUNICATIONS INC.

MAY 17, 2011

THE OFFER PERIOD AND YOUR RIGHT TO WITHDRAW WARRANTS THAT YOU TENDER WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON JUNE 15, 2011, UNLESS THE OFFER PERIOD IS EXTENDED. THE COMPANY MAY EXTEND THE OFFER PERIOD AT ANY TIME.

THE OFFER IS BEING MADE SOLELY UNDER THIS OFFER LETTER AND THE RELATED LETTER OF TRANSMITTAL TO ALL HOLDERS OF WARRANTS. THE OFFER IS NOT BEING MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS OF WARRANTS RESIDING IN ANY U.S. STATE IN WHICH THE MAKING OF THE OFFER OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES, BLUE SKY OR OTHER LAWS OF SUCH U.S. STATE.

Iridium Communications Inc., a Delaware corporation (the “Company” or “Iridium”), is making an offer, upon the terms and conditions in this Offer Letter and the related Letter of Transmittal (which together constitute the “Offer”), to all holders of the Company’s issued and outstanding warrants exercisable for shares of the Company’s common stock, par value $0.001 per share (the “Shares”), at an exercise price of $11.50 per Share (the “Warrants”) to exchange during the Offer Period 0.22 Shares for every Warrant tendered. The “Offer Period” is the period commencing on May 17, 2011 and ending at 5:00 p.m., Eastern Time, on June 15, 2011, or such later date to which the Company may extend the Offer (the “Expiration Date”).

Our Shares have been listed on the NASDAQ Stock Market under the symbol IRDM since September 24, 2009. Prior to September 24, 2009, our Shares were quoted on the NYSE Amex, under the symbol GHQ. The Warrants have been listed on the NASDAQ Stock Market under the symbol IRDMZ since October 16, 2009. On May 12, 2011, the last reported sale prices for the Shares and the Warrants were $8.48 and $1.86, respectively.

The Offer is to permit holders of Warrants to tender Warrants in exchange for 0.22 Shares for each Warrant tendered (approximately one Share for every 4.55 Warrants tendered). A holder may tender as few or as many Warrants as the holder elects. No fractional Shares will be issued. Warrants may only be exchanged for whole Shares. In lieu of issuing fractional Shares, any holder of Warrants who would otherwise have been entitled to receive fractional Shares will, after aggregating all such fractional Shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a Share multiplied by the last sale price of the Shares on the NASDAQ Stock Market on the last trading day prior to the Expiration Date. Holders are also entitled to exercise their Warrants on a cash basis during the Offer Period in accordance with the terms of the Warrant.

You may tender some or all of your Warrants on these terms. If you elect to tender Warrants in response to the Offer, please follow the instructions in this Offer Letter and the related documents, including the Letter of Transmittal. If you wish to exercise your Warrants on a cash basis in accordance with their terms, please follow the instructions for exercise included in the Warrants.

If you tender Warrants, you may withdraw your tendered Warrants before the Expiration Date and retain them on their terms by following the instructions herein.

Investing in the Shares involves a high degree of risk. See Section 12 of this Offer Letter for a discussion of information that you should consider before tendering Warrants in the Offer.

The Offer will commence on May 17, 2011 (the date the materials relating to the Offer are first sent to the Warrant holders) and end on the Expiration Date.

All of the currently outstanding Warrants are subject to the Offer.

A detailed discussion of the Offer is contained in this Offer Letter. Holders of Warrants are strongly encouraged to read this entire package of materials, and the publicly-filed information about the Company referenced herein, before making a decision regarding the Offer.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, NOR THE DEPOSITARY OR THE INFORMATION AGENT (EACH AS DEFINED BELOW) MAKES ANY RECOMMENDATION WHETHER YOU SHOULD TENDER WARRANTS. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS WARRANTS.

IMPORTANT PROCEDURES

If you want to tender some or all of your Warrants, you must do one of the following before the Expiration Date:

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if your Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Warrants for you, which can typically be done electronically;

•

if you hold Warrant certificates in your own name, complete and sign the Letter of Transmittal according to its instructions, and deliver the Letter of Transmittal, together with any required signature guarantee, the certificates for your Warrants and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, LLC, the depositary for the Offer (“AST” or the “Depositary”); or

•

if you are an institution participating in The Depository Trust Company (“DTC”), called the “book-entry transfer facility” in this Offer Letter, tender your Warrants according to the procedure for book-entry transfer described in Section 2.

If you want to tender your Warrants, but:

•	your certificates for the Warrants are not immediately available or cannot be delivered to the Depositary; or

•	you cannot comply with the procedure for book-entry transfer; or

•	your other required documents cannot be delivered to the Depositary before the expiration of the Offer,

then you can still tender your Warrants if you comply with the guaranteed delivery procedure described in Section 2.

TO TENDER YOUR WARRANTS, YOU MUST CAREFULLY FOLLOW THE PROCEDURES DESCRIBED IN THIS OFFER LETTER, THE LETTER OF TRANSMITTAL AND THE OTHER DOCUMENTS DISCUSSED HEREIN RELATED TO THE OFFER.

NO FRACTIONAL SHARES WILL BE ISSUED. WARRANTS MAY ONLY BE EXCHANGED FOR WHOLE SHARES. IN LIEU OF ISSUING FRACTIONAL SHARES, ANY HOLDER OF WARRANTS WHO WOULD OTHERWISE HAVE BEEN ENTITLED TO RECEIVE FRACTIONAL SHARES WILL, AFTER AGGREGATING ALL SUCH FRACTIONAL SHARES OF SUCH HOLDER, BE PAID CASH (WITHOUT INTEREST) IN AN AMOUNT EQUAL TO SUCH FRACTIONAL PART

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OF A SHARE MULTIPLIED BY THE LAST SALE PRICE OF THE SHARES ON THE NASDAQ STOCK MARKET ON THE LAST TRADING DAY PRIOR TO THE EXPIRATION DATE.

WARRANTS NOT EXCHANGED FOR SHARES WILL EXPIRE IN ACCORDANCE WITH THEIR TERMS ON FEBRUARY 14, 2015 AND OTHERWISE REMAIN SUBJECT TO THEIR ORIGINAL TERMS.

IT IS THE COMPANY’S CURRENT INTENTION NOT TO CONDUCT ANOTHER OFFER TO EXCHANGE WARRANTS FOR COMMON STOCK. HOWEVER, THE COMPANY RESERVES THE RIGHT TO DO SO IN THE FUTURE, AS WELL AS TO EXERCISE ITS ABILITY TO REDEEM THE WARRANTS IF AND WHEN IT IS PERMITTED TO DO SO PURSUANT TO THE TERMS OF THE WARRANTS.

If you have any questions or need assistance, you should contact Phoenix Advisory Partners, the Information Agent for the Offer (“Phoenix” or the “Information Agent”). You may request additional copies of this Offer Letter, the Letter of Transmittal or the Notice of Guaranteed Delivery from the Information Agent. Phoenix may be reached at:

Phoenix Advisory Partners

110 Wall Street, 27th Floor

New York, NY 10005

Warrant holders and banks and brokerage firms, please call:

Toll Free: (877) 478-5038

Main Phone: (212) 493-3910

You may also email your requests to info@phoenixadvisorypartners.com

The address of the Depositary is:

If delivering by mail: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	If delivering by hand or courier: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

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Unless otherwise stated in this Offer Letter, references to “we,” “our,” “us,” or the “Company” refer to Iridium Communications Inc. An investment in our Shares involves risks. You should carefully consider the information provided under the heading “Forward-Looking Statements; Risk Factors” beginning on page 15.

SUMMARY

The Company	Iridium Communications Inc., a Delaware corporation. Our principal executive offices are located at 1750 Tysons Boulevard, Suite 1400, McLean, Virginia 22102. Our telephone number is (703) 287-7400.

The Warrants	As of May 16, 2011, the Company had 6,200,984 Warrants outstanding. Each Warrant is exercisable for one Share at an exercise price of $11.50. By their terms, the Warrants will expire on February 14, 2015, unless sooner exercised or redeemed by the Company, as permitted under the Warrants.

Market Price of the Shares and the Warrants	Our Shares have been listed on the NASDAQ Stock Market under the symbol IRDM since September 24, 2009. Prior to September 24, 2009, our Shares were quoted on the NYSE Amex, under the symbol GHQ. The Warrants have been listed on the NASDAQ Stock Market under the symbol IRDMZ since October 16, 2009. On May 12, 2011, the last reported sale prices for the Shares and Warrants were $8.48 and $1.86, respectively.

The Offer	Until the Expiration Date, holders can tender one Warrant in exchange for 0.22 Shares (approximately one Share for every 4.55 Warrants tendered). A holder may tender as few or as many Warrants as the holder elects. Warrants may only be exchanged for whole Shares. In lieu of issuing fractional Shares, any holder of Warrants who would otherwise have been entitled to receive fractional Shares will, after aggregating all such fractional Shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a Share multiplied by the last sale price of the Shares on the NASDAQ Stock Market on the last trading day prior to the Expiration Date. Holders may also be entitled to exercise their Warrants on a cash basis during the Offer Period in accordance with the terms of the Warrant. See Section 1, “General Terms.”

Reasons for the Offer	The Offer is being made to all holders of Warrants. The purpose of the Offer is to reduce the number of Shares that would become outstanding upon the exercise of Warrants. See Section 5.C., “Background and Purpose of the Offer—Purpose of the Offer.”

Expiration Date of Offer	5:00 p.m., Eastern Time, on June 15, 2011, or such later date to which we may extend the Offer. All Warrants and related paperwork must be received by the Depositary by this time, as instructed herein. See Section 10, “Extensions; Amendments; Conditions; Termination.”

Withdrawal Rights	If you tender your Warrants and change your mind, you may withdraw your tendered Warrants at any time until the Expiration Date, as described in greater detail in Section 3 herein. See Section 3, “Withdrawal Rights.”

Participation by Officers and Directors	To our knowledge, Scott L. and Robert H. Niehaus, each an independent non-executive director, and Greenhill & Co., Inc., which is affiliated with Mr. Bok, intend to participate in the Offer. See Section 5.D., “Background and Purpose of the Offer—Interests of Directors and Officers and the Company.”

Conditions of the Offer	The conditions of the Offer are:

A	no action or event shall have occurred, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered or enforced applicable to the Offer or the exchange of Warrants for Shares under the Offer by or before any court or governmental regulatory or administrative agency, authority or tribunal of competent jurisdiction, including, without limitation, taxing authorities, that challenges the making of the Offer or the exchange of Warrants for Shares under the Offer or would reasonably be expected to, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or would reasonably be expected to otherwise adversely affect in any material manner, the Offer or the exchange of Warrants for Shares under the Offer;

B	there shall not have occurred:

•	any general suspension of or limitation on trading in securities on the NASDAQ Stock Market, whether or not mandatory,

•	a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, whether or not mandatory,

•	a commencement of a war, armed hostilities, a terrorist act or other national or international calamity directly or indirectly relating to the United States, or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; and

C	there shall not have been any commission or other remuneration paid by us with respect to the solicitation of Warrant holders in connection with the Offer.

We may terminate the Offer if any of the conditions of the Offer are not satisfied prior to the Expiration Date. See Section 10, “Extensions; Amendments; Conditions; Termination.”

Fractional Shares	No fractional Shares will be issued. Warrants may only be exchanged for whole Shares. In lieu of issuing fractional Shares, any holder of

Warrants who would otherwise have been entitled to receive fractional Shares will, after aggregating all such fractional Shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a Share multiplied by the last sale price of the Shares on the NASDAQ Stock Market on the last trading day prior to the Expiration Date. See Section 1.B., “General Terms—Partial Tender Permitted.”

Board of Directors’ Recommendation	Our Board of Directors has approved the Offer. However, none of the Company, its directors, officers or employees, nor the Depositary or the Information Agent makes any recommendation as to whether to tender Warrants. You must make your own decision as to whether to tender some or all of your Warrants. See Section 1C., “General Terms—Board Approval of the Offer; No Recommendation; Holder’s Own Decision.”

How to Tender Warrants	To tender your Warrants, you must complete the actions described herein under Section 2 before the Offer expires. You may also contact the Information Agent or your broker for assistance. The contact information for the Information Agent is Phoenix Advisory Partners, 110 Wall Street, 27th Floor, New York, NY 10005. Warrant holders and banks and brokerage firms, please call (212) 493-3910, or toll free (877) 478-5038. You may also email your questions and requests to info@phoenixadvisorypartners.com. See Section 2, “Procedure for Tendering Warrants.”

Further Information	Please direct questions or requests for assistance, or for additional copies of this Offer Letter, Letter of Transmittal or other materials, in writing, to the Information Agent: Phoenix Advisory Partners, 110 Wall Street, 27th Floor, New York, NY 10005. Warrant holders and banks and brokerage firms, please call (212) 493-3910, or toll free (877) 478-5038. You may also email your questions and requests to info@ phoenixadvisorypartners.com. See Section 13, “Additional Information; Miscellaneous.”

THE OFFER

Risks of Participating In the Offer

Participation in the Offer involves a number of risks, including, but not limited to, the risks identified in Section 12 below. Holders should carefully consider these risks and are urged to speak with their personal financial, investment and/or tax advisors as necessary before deciding whether to participate in the Offer. In addition, the Company strongly encourages you to read this Offer Letter in its entirety and review the documents referred to in Sections 8, 9, 12 and 13.

1.	GENERAL TERMS

Subject to the terms and conditions of the Offer, the Company is making an offer to the holders of Warrants to tender Warrants in exchange for Shares. For every one Warrant tendered, the holder will receive 0.22 Shares (approximately one Share for every 4.55 Warrants tendered). A holder may tender as few or as many Warrants as the holder elects. No fractional Shares will be issued. Warrants may only be exchanged for whole Shares. In lieu of issuing fractional Shares, any holder of Warrants who would otherwise have been entitled to receive fractional Shares will, after aggregating all such fractional Shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a Share multiplied by the last sale price of the Shares on the NASDAQ Stock Market on the last trading day prior to the Expiration Date. Holders may also be entitled to exercise their Warrants on a cash basis during the Offer Period in accordance with the terms of the Warrant.

You may tender some or all of your Warrants on these terms. If you elect to tender Warrants in response to the Offer, please follow the instructions in this Offer Letter and the related documents, including the Letter of Transmittal.

If you tender Warrants, you may withdraw your tendered Warrants before the Expiration Date and retain them on their terms by following the instructions herein.

The Offer is made pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”).

If you tender Warrants pursuant to the Offer, and you are not an affiliate of the Company, you will receive unlegended Shares, which will be freely tradable.

A.	Period of Offer

The Offer will only be open for a period beginning on May 17, 2011 and ending on the Expiration Date. The Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open. There can be no assurance, however, that the Company will exercise its right to extend the Offer.

B.	Partial Tender Permitted

If you choose to participate in the Offer, you may tender less than all of your Warrants pursuant to the terms of the Offer.

HOLDERS MAY ALSO EXERCISE THEIR WARRANTS ON A CASH BASIS DURING THE OFFER PERIOD IN ACCORDANCE WITH THE TERMS OF THE WARRANT.

C.	Board Approval of the Offer; No Recommendation; Holder’s Own Decision

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, OR THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION AS TO WHETHER TO TENDER WARRANTS. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS WARRANTS.

D.	Extensions of the Offer

The Company expressly reserves the right, in its sole discretion, and at any time or from time to time, to extend the period of time during which the Offer is open. There can be no assurance, however, that the Company will exercise its right to extend the Offer. If the Company extends the Offer, it will give notice of such extension by press release or other public announcement no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled expiration date of the Offer.

2.	PROCEDURE FOR TENDERING WARRANTS

A.	Proper Tender of Warrants

To tender Warrants validly pursuant to the Offer, a properly completed and duly executed Letter of Transmittal or photocopy thereof, together with any required signature guarantees, must be received by the Depositary at its address set forth on the last page of this document prior to the Expiration Date. The method of delivery of all required documents is at the option and risk of the tendering Warrant holders. If delivery is by mail, the Company recommends registered mail with return receipt requested (properly insured). In all cases, sufficient time should be allowed to assure timely delivery.

In the Letter of Transmittal, the tendering Warrant holder must: (i) set forth his, her or its name and address; (ii) set forth the number of Warrants tendered; and (iii) set forth the number of the Warrant certificate(s) representing such Warrants.

Where Warrants are tendered by a registered holder of the Warrants who has completed either the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal, all signatures on the Letters of Transmittal must be guaranteed by an “Eligible Institution.”

An “Eligible Institution” is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

If the Warrants are registered in the name of a person other than the signer of the Letter of Transmittal, the Warrants must be endorsed or accompanied by appropriate instruments of assignment, in either case signed exactly as the name(s) of the registered owner(s) appear on the Warrants, with the signature(s) on the Warrants or instruments of assignment guaranteed.

A tender of Warrants pursuant to the procedures described below in this Section 2 will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions of the Offer.

ALL DELIVERIES IN CONNECTION WITH THE OFFER, INCLUDING A LETTER OF TRANSMITTAL AND WARRANTS, MUST BE MADE TO THE DEPOSITARY OR THE BOOK-ENTRY TRANSFER FACILITY.

NO DELIVERIES SHOULD BE MADE TO THE COMPANY, AND ANY DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY OR THE

BOOK-ENTRY TRANSFER FACILITY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

BOOK-ENTRY DELIVERY. The Depositary will establish an account for the Warrants at DTC for purposes of the Offer, within two business days after the date of this Offer Letter. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Warrants by causing DTC to transfer such Warrants into the Depositary’s account in accordance with DTC’s procedure for such transfer. Even though delivery of Warrants may be effected through book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal (or copy thereof), with any required signature guarantee, or an Agent’s Message, and any other required documentation, must in any case be transmitted to and received by the Depositary at its address set forth on the last page of this Offer Letter prior to the Expiration Date, or the guaranteed delivery procedures set forth herein must be followed. Delivery of the Letter of Transmittal (or other required documentation) to DTC does not constitute delivery to the Depositary. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC exchanging the Warrants that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against the participant.

WARRANTS HELD IN STREET NAME. If Warrants are held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company or other financial intermediary, you must instruct that holder to tender your Warrants on your behalf. A letter of instructions is included in these materials, and as an exhibit to the Schedule TO. The letter may be used by you to instruct a custodian to tender and deliver Warrants on your behalf.

Unless the Warrants being tendered are delivered to the Depositary by 5:00 p.m., Eastern Time, on the Expiration Date accompanied by a properly completed and duly executed Letter of Transmittal or a properly transmitted Agent’s Message, the Company may, at its option, treat such tender as invalid. Issuance of Shares upon tender of Warrants will be made only against the valid tender of Warrants.

GUARANTEED DELIVERY. If you want to tender your Warrants pursuant to the Offer, but (i) your Warrants are not immediately available, (ii) the procedure for book-entry transfer cannot be completed on a timely basis, or (iii) time will not permit all required documents to reach the Depositary prior to the Expiration Date, you can still tender your Warrants, if all the following conditions are met:

(A)	the tender is made by or through an Eligible Institution;

(B)	the Depositary receives by hand, mail, overnight courier or fax, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form the Company has provided with this Offer Letter (with signatures guaranteed by an Eligible Institution); and

(C)	the Depositary receives, within three NASDAQ Stock Market trading days after the date of its receipt of the Notice of Guaranteed Delivery:

(1)	the certificates for all tendered Warrants, or confirmation of receipt of the Warrants pursuant to the procedure for book-entry transfer as described above, and

(2)	a properly completed and duly executed Letter of Transmittal (or copy thereof), or any Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

In any event, the issuance of Shares for Warrants tendered pursuant to the Offer and accepted pursuant to the Offer will be made only after timely receipt by the Depositary of Warrants, properly completed, duly executed Letter(s) of Transmittal and any other required documents.

B.	Conditions of the Offer

The conditions of the Offer are:

(A)	no action or event shall have occurred, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered or enforced applicable to the Offer or the exchange of Warrants for Shares under the Offer by or before any court or governmental regulatory or administrative agency, authority or tribunal of competent jurisdiction, including, without limitation, taxing authorities, that challenges the making of the Offer or the exchange of Warrants for Shares under the Offer or would reasonably be expected to, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or would reasonably be expected to otherwise adversely affect in any material manner, the Offer or the exchange of Warrants for Shares under the Offer;

(B)	there shall not have occurred:

•	any general suspension of or limitation on trading in securities on the NASDAQ Stock Market, whether or not mandatory,

•	a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, whether or not mandatory,

•	a commencement of a war, armed hostilities, a terrorist act or other national or international calamity directly or indirectly relating to the United States, or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; and

(C)	there shall not have been any commission or other remuneration paid by us with respect to the solicitation of Warrant holders in connection with the Offer.

We may terminate the Offer if any of the conditions of the Offer are not satisfied prior to the Expiration Date. In the event that we terminate the Offer, all Warrants tendered by a Warrant holder in connection with the Offer will be returned to such Warrant holder and the Warrants will expire in accordance with their terms on February 14, 2015 and will otherwise remain subject to their original terms.

C.	Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange of any tenders of Warrants will be determined by the Company, in its sole discretion, and its determination will be final and binding, subject to the judgment of any court. The Company reserves the absolute right, subject to the judgment of any court, to reject any or all tenders of Warrants that it determines are not in proper form or reject tenders of Warrants that may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right, subject to the judgment of any court, to waive any defect or irregularity in any tender of Warrants. Neither the Company nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor will any of them incur any liability for failure to give any such notice.

The tender of Warrants pursuant to the procedure described above will constitute a binding agreement between the tendering Warrant holder and the Company upon the terms and subject to the conditions of the Offer.

D.	Signature Guarantees

Except as otherwise provided below, all signatures on a Letter of Transmittal by a person residing in or tendering Warrants in the United States must be guaranteed by an Eligible Institution. Signatures on a Letter of Transmittal need not be guaranteed if (i) the Letter of Transmittal is signed by the registered holder of the Warrant(s) tendered therewith and such holder has not completed the box entitled “Special Delivery Instructions” or “Special Issuance Instructions” in the Letter of Transmittal; or (ii) such Warrant(s) are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

3.	WITHDRAWAL RIGHTS

Tenders of Warrants made pursuant to the Offer may be rescinded at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable. If the Company extends the period of time during which the Offer is open for any reason, then, without prejudice to the Company’s rights under the Offer and in a manner compliant with Rule 14e-1(c) of the Exchange Act, the Company may retain all Warrants tendered and tenders of such Warrants may not be rescinded, except as otherwise provided in this Section 3. Notwithstanding the foregoing, tendered Warrants may also be withdrawn if the Company has not accepted the Warrants for exchange by the 40th business day after the initial commencement of the Offer.

To be effective, a written notice of withdrawal must be timely received by the Depositary at its address identified in this Offer Letter. Any notice of withdrawal must specify the name of the holder who tendered the Warrants for which tenders are to be withdrawn and the number of Warrants to be withdrawn. If the Warrants to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal must be submitted to the Depositary prior to release of such Warrants. In addition, such notice must specify the name of the registered holder (if different from that of the tendering Warrant holder) and the serial numbers shown on the particular certificates evidencing the Warrants to be withdrawn. Withdrawal may not be cancelled, and Warrants for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, Warrants for which tenders are withdrawn may be tendered again by following one of the procedures described in Section 2 at any time prior to the Expiration Date.

A holder of Warrants desiring to withdraw tendered Warrants previously delivered through DTC should contact the DTC participant through which such holder holds his, her or its Warrants. In order to withdraw previously tendered Warrants, a DTC participant may, prior to the Expiration Date, withdraw its instruction previously transmitted through the WARR PTS function of DTC’s ATOP procedures by (i) withdrawing its acceptance through the WARR PTS function, or (ii) delivering to the Depositary by mail, hand delivery or fax, a notice of withdrawal of such instruction. The notices of withdrawal must contain the name and number of the DTC participant. A withdrawal of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission through the WARR PTS function to which such withdrawal relates. A DTC participant may withdraw a tendered Warrant only if such withdrawal complies with the provisions described in this paragraph.

A holder who tendered his, her or its Warrants other than through DTC should send written notice of withdrawal to the Depositary specifying the name of the Warrant holder who tendered the Warrants being withdrawn. All signatures on a notice of withdrawal must be guaranteed by a Medallion Signature Guarantor; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Warrants being withdrawn are held for the account of an Eligible Institution. Withdrawal of a prior Warrant tender will be effective upon receipt of the notice of withdrawal by the Depositary. Selection of the method of notification is at the risk of the Warrant holder, and notice of withdrawal must be timely received by the Depositary.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination will be final and binding, subject to the judgments of any courts that might provide otherwise. Neither the Company nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification, subject to the judgment of any court.

4.	ACCEPTANCE OF WARRANTS AND ISSUANCE OF SHARES

Upon the terms and subject to the conditions of the Offer, the Company will accept for exchange Warrants validly tendered as of the Expiration Date. The Shares to be issued will be delivered promptly following the Expiration Date. In all cases, Warrants will only be accepted for exchange pursuant to the Offer after timely receipt by the Depositary of certificates for Warrants either physically or through the book-entry delivery, a properly completed and duly executed Letter of Transmittal or manually signed copy thereof and the surrender of Warrants being tendered.

For purposes of the Offer, the Company will be deemed to have accepted for exchange Warrants that are validly tendered and for which tenders are not withdrawn, unless the Company gives written notice to the Warrant holder of its non-acceptance prior to the Expiration Date.

If you tender Warrants pursuant to the Offer, and you are not an affiliate of the Company, you will receive unlegended Shares, which will be freely tradable.

5.	BACKGROUND AND PURPOSE OF THE OFFER

A.	Information Concerning Iridium Communications Inc.

The Company was formed as GHL Acquisition Corp., a special purpose acquisition company, on November 2, 2007, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination. On September 29, 2009, the Company acquired, directly and indirectly, all the outstanding equity of Iridium Holdings LLC. This transaction is referred to as the Acquisition. Upon the closing of the Acquisition, the Company changed its name from GHL Acquisition Corp. to Iridium Communications Inc.

The Company is the second largest provider of mobile voice and data communications services via satellite based on revenue, and the only commercial provider of communications services offering 100% global coverage. The Company’s satellite network provides communications services to regions of the world where existing wireless or wireline networks do not exist or are limited, including remote land areas, open ocean, the polar regions and regions where the telecommunications infrastructure has been affected by political conflicts or natural disasters. The Company provides voice and data communications services to businesses, the United States and foreign governments, non-governmental organizations and consumers via its constellation of 66 in-orbit satellites, in-orbit spares and related ground infrastructure, including a primary commercial gateway. The Company utilizes an interlinked mesh architecture to route traffic across our satellite constellation using radio frequency crosslinks between satellites. This unique architecture minimizes the need for ground facilities to support the constellation, which facilitates the global reach of its services and allows it to offer services in countries and regions where the Company has no physical presence.

The Company’s principal executive offices are located at 1750 Tysons Boulevard, Suite 1400, McLean, Virginia 22102. The Company’s telephone number is (703) 287-7400.

B.	Establishment of Offer Terms; Approval of the Offer

The Company’s Board of Directors met on May 4, 2011 to approve the terms of the Offer, including the exchange ratio. The Board set the exchange ratio in order to provide the holders of the Warrants with an incentive to exchange the Warrants. Mr. Niehaus and Mr. Bok, who each hold Warrants and have indicated their intention to participate in the Offer, recused themselves from voting on the Offer.

C.	Purpose of the Offer

The Offer is being made to all holders of Warrants. The purpose of the Offer is to reduce the number of Shares that would become outstanding upon the exercise of Warrants. The Company’s Board of Directors believes that by allowing holders of Warrants to exchange one Warrant for 0.22 Shares, the Company can potentially reduce the substantial number of Shares that would be issuable upon exercise of the Warrants, thus providing investors and potential investors with greater certainty as to the Company’s capital structure. For example, if 50% of the Warrants were validly tendered in the Offer, the Company would issue 682,108 Shares in exchange for such tendered Warrants. However, if 50% of the Warrants were exercised for Shares pursuant to the terms of the Warrants, the Company would issue 3,100,492 Shares in such exercise. The Warrants acquired pursuant to the exchange will be retired and cancelled. The Offer is not made pursuant to a plan to periodically increase any securityholder’s proportionate interest in the assets or earnings and profits of the Company.

D.	Interests of Directors and Officers and the Company

Securities Ownership

The names of the executive officers and directors of the Company are set forth below. The business address for each such person is: c/o Iridium Communications Inc., 1750 Tysons Boulevard, Suite 1400, McLean, Virginia 22102, and the telephone number for each such person is (703) 287-7400.

Name	Position
Matthew J. Desch	Chief Executive Officer and Director
Robert H. Niehaus	Chairman of the Board
J. Darrel Barros	Director
Scott L. Bok	Director
Thomas C. Canfield	Director
Brig. Gen. Peter M. Dawkins (ret.)	Director
Terry L. Jones	Director
Alvin B. Krongard	Director
Steven B. Pfeiffer	Director
Parker W. Rush	Director
Thomas J. Fitzpatrick	Chief Financial Officer and Treasurer
Thomas D. Hickey	Chief Legal Officer and Secretary
Lt. Gen. John H. Campbell (ret.)	Executive Vice President—Government Programs, Iridium Satellite LLC
Cynthia C. Cann	Vice President and Controller, Iridium Satellite LLC
Gregory C. Ewert	Executive Vice President –Global Distribution Channels, Iridium Satellite LLC
John M. Roddy	Executive Vice President—Ground Operations and Product Development, Iridium Satellite LLC
S. Scott Smith	Executive Vice President—Satellite Development and Operations
Donald L. Thoma	Executive Vice President—Marketing, Iridium Satellite LLC

To our knowledge, Robert H. Niehaus and Scott L. Bok, each a director, collectively own 400,000 Warrants (representing approximately 6.5% of the outstanding Warrants) and have indicated to us their intention to participate in the Offer. In addition, one of the Company’s principal stockholders, Greenhill & Co., Inc. (“Greenhill”) owns 4,000,000 Warrants and has indicated to us their intention to participate in the Offer. Mr. Bok is the chief executive officer of Greenhill and Mr. Niehaus is chairman of Greenhill Capital Partners. The Company does not beneficially own any Warrants, nor to the Company’s knowledge after reasonable inquiry do any of its other officers or directors own any Warrants.

Securities Transactions

On April 29, 2011, the Company issued 971,585 Shares to Integrated Core Strategies (US) LLC in exchange for the surrender of 5,113,603 Warrants. On May 4, 2011, in a separately negotiated transaction, the Company issued 298,941 Shares to CCA Event Driven Fund LLC in exchange for the surrender of 1,358,820 Warrants. On May 4, 2011, in a separately negotiated transaction, the Company issued 45,579 and 83,016 Shares to Provident Premier Master Fund Ltd. and Walleye Trading LLC, respectively, in exchange for the surrender of 207,175 and 377,343 Warrants, respectively. On May 4, 2011, in a separately negotiated transaction, the Company issued 244,332 Shares to affiliates of West Face Capital Inc. in exchange for the surrender of 1,110,600 Warrants.

Except as set forth below in Section 8 hereunder, there are no present plans or proposals by the Company that relate to or would result in: (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (b) a purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (c) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (d) any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors, to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer; (e) any other material change in the Company’s corporate structure or business; (f) any class of equity security of the Company to be delisted from a national securities exchange; (g) any class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; (h) the suspension of the Company’s obligation to file reports pursuant to Section 15(d) of the Exchange Act; or (i) changes in the Company’s Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company by any person. The exchange of Warrants pursuant to the Offer will result in the acquisition by each exchanging holder of 0.22 Shares for each Warrant exchanged.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES OR THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION WHETHER YOU SHOULD TENDER ANY WARRANTS. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS WARRANTS.

6.	PRICE RANGE OF SHARES AND WARRANTS

Our Shares have been listed on the NASDAQ Stock Market under the symbol IRDM since September 24, 2009. Prior to September 24, 2009, our Shares were quoted on the NYSE Amex, under the symbol GHQ. The Warrants have been listed on the NASDAQ Stock Market under the symbol IRDMZ since October 16, 2009. On May 12, 2011, the last reported sale prices for the Shares and the Warrants were $8.48 and $1.86, respectively.

The Company recommends that holders obtain current market quotations for the Shares and the Warrants, among other factors, before deciding whether or not to tender their Warrants.

	Shares		Warrants
	High	Low	High	Low
	$	$	$	$
Fiscal 2009	12.00	7.77	—	—
First Quarter	9.45	9.03	—	—
Second Quarter	9.87	9.33	—	—
Third Quarter	12.00	9.68	—	—
Fourth Quarter	11.66	7.77	*	*
Fiscal 2010	11.13	6.27	2.95	1.25
First Quarter	8.89	6.27	*	*
Second Quarter	10.35	6.50	2.71	1.30
Third Quarter	11.13	8.28	2.95	1.36
Fourth Quarter	9.92	8.05	2.10	1.25
Fiscal 2011	10.04	7.76	2.28	1.00
First Quarter	10.04	7.65	2.28	1.00
Second Quarter (through May 12)	8.48	7.76	1.86	1.40

*	Trading in the Warrants did not commence until April 2010.

7.	SOURCE AND AMOUNT OF FUNDS

Because this transaction is an offer to holders to exchange their existing Warrants for Shares, there is no source of funds or other cash consideration being paid by the Company to those tendering Warrants. We will use our existing funds to pay expenses associated with the Offer, including cash paid in lieu of fractional Shares for Warrants tendered in the Offer.

8.	TRANSACTIONS AND AGREEMENTS CONCERNING THE COMPANY’S SECURITIES

Other than as set forth below and as set forth in the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, there are no agreements, arrangements or understandings between the Company, or any of its directors or executive officers, and any other person with respect to the Company’s outstanding securities.

Registration Rights Agreement

The Company entered into a registration rights agreement at the closing of the Acquisition, with each seller who received Shares at the closing, our founding stockholder and our other initial stockholders, pursuant to which each such person was granted certain registration rights with respect to the registration of its Shares. The Company was required to file a shelf registration statement and use its reasonable best efforts to have the shelf registration statement declared effective by the Securities and Exchange Commission (the “SEC”) within six months of the closing of the Acquisition to permit these holders to sell their Shares. The Company timely complied with these contractual obligations.

The Company is required to conduct underwritten public offerings to permit parties to the registration rights agreement who hold at least 3.0 million Shares to sell their Shares upon demand, but the Company is not required to effect more than one demand registration in any six-month period following an effective registration statement. All of the stockholders party to the registration rights agreement are also permitted to include their Shares in certain registered offerings conducted by the Company.

Pledge Agreements

In connection with the Acquisition, the Company entered into pledge agreements with each of the sellers of the stock of Baralonco N.V. (“Baralonco”) and Syncom-Iridium Holdings Corp. (“Syncom”) to secure their indemnification obligations under the transaction agreement. Pursuant to the terms of the pledge agreements, the sellers of the stock of Baralonco and Syncom pledged the Shares they received at the closing of the Acquisition to the Company. The seller of Baralonco pledged 1.5 million Shares for a period of two years following the closing of the Acquisition, and the seller of Syncom pledged 300,000 Shares for a period of nine months following the closing of the Acquisition. The Syncom pledge has expired.

Company Lock-Up Agreements

On March 29, 2011, the Company entered into a sales agency agreement with Syndicated Communications Venture Partners, IV, L.P. (the “Selling Stockholder”), and Raymond James & Associates, Inc. (the “Sales Agent”). Pursuant to the sales agency agreement, the Selling Stockholder sold Shares through the Sales Agent. Pursuant to the sales agency agreement, the Company agreed that, without the prior written consent of the Sales Agent, it will not, during the period ending 90 days after March 30, 2011 (i) directly or indirectly, sell, offer or contract to sell or otherwise dispose of or transfer any Shares, or (ii) enter into any swap or other agreement that transfers, in whole or in part, directly or indirectly, the economic consequences of ownership of the Shares whether any such swap or transaction is to be settled by delivery of Shares or other securities, in cash or otherwise; provided that such restrictions will not apply to (a) transactions under any employee benefit plan, (b) exchanges of Shares solely for outstanding equity securities of the Company or rights to purchase equity securities, provided that such transaction closes at least 60 days after March 30, 2011 or the recipient of such Shares has agreed to lock-up terms in favor of the Sales Agent substantially similar to those set forth below with respect to certain major stockholders of the Company provided that the lock-up period will not extend beyond the date 60 days after March 29, 2011; or (c) the issuance of Shares pursuant to the exercise of any warrant, restricted stock unit, stock award or option outstanding as of March 29, 2011 pursuant to its terms.

Other Agreements

In connection with its initial public offering and the appointment of a warrant agent for the Warrants, the Company entered into a warrant agreement with AST. The warrant agreement provides for the various terms, restrictions and governing provisions that dictate all the terms of the Warrants.

The Company has retained AST to act as the Depositary and Phoenix to act as the Information Agent. The Company may contact warrant holders by mail, telephone, facsimile, or other electronic means, and may request brokers, dealers, commercial banks, trust companies and other nominee warrant holders to forward material relating to the offer to beneficial owners. AST and Phoenix will receive reasonable and customary compensation for their respective services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will be indemnified by the Company against certain liabilities and expenses in connection therewith.

9.	FINANCIAL INFORMATION REGARDING THE COMPANY

The financial information included under Part II, Item 8 in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and under Part I, Item 1 in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 is incorporated herein by reference and is available for review on the SEC’s website at www.sec.gov and on the Company’s website at www.iridium.com.

The book value of each share of common stock of Iridium Communications Inc. as of March 31, 2011, was $9.47 (calculated using the book value as of March 31, 2011, divided by the number of outstanding shares of common stock as of March 31, 2011).

10.	EXTENSIONS; AMENDMENTS; CONDITIONS; TERMINATION

The Company expressly reserves the right, in its sole discretion, and at any time or from time to time, to extend the period of time during which the Offer is open. There can be no assurance, however, that the Company will exercise its right to extend the Offer. If the Company extends the Offer, it will give notice of such extension by press release or other public announcement no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled expiration date of the Offer.

Amendments to the Offer will be made by written notice thereof to the holders of the Warrants. Material changes to information previously provided to holders of the Warrants in this Offer Letter or in documents furnished subsequent thereto will be disseminated to holders of Warrants. Also, should the Company, pursuant to the terms and conditions of the Offer, materially amend the Offer, the Company will ensure that the Offer remains open long enough to comply with U.S. federal securities laws.

The minimum period during which an Offer must remain open following any material change in the terms of the Offer or information concerning the Offer (other than a change in price, change in dealer’s soliciting fee or change in percentage of securities sought, all of which require up to 10 additional business days) will depend on the facts and circumstances, including the relative materiality of such terms or information.

The conditions of the Offer are:

(A)	no action or event shall have occurred, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered or enforced applicable to the Offer or the exchange of Warrants for Shares under the Offer by or before any court or governmental regulatory or administrative agency, authority or tribunal of competent jurisdiction, including, without limitation, taxing authorities, that challenges the making of the Offer or the exchange of Warrants for Shares under the Offer or would reasonably be expected to, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or would reasonably be expected to otherwise adversely affect in any material manner, the Offer or the exchange of Warrants for Shares under the Offer;

(B)	there shall not have occurred:

•	any general suspension of or limitation on trading in securities on the NASDAQ Stock Market or OTCBB markets, whether or not mandatory,

•	a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, whether or not mandatory,

•	a commencement of a war, armed hostilities, a terrorist act or other national or international calamity directly or indirectly relating to the United States, or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; and

(C)	there shall not have been any commission or other remuneration paid by us with respect to the solicitation of Warrant holders in connection with the Offer.

We may terminate the Offer if any of the conditions of the Offer are not satisfied prior to the Expiration Date. In the event that we terminate the Offer, all Warrants tendered by a Warrant holder in connection with the Offer shall be returned to such Warrant holder, and the Warrants will expire in accordance with their terms on February 14, 2015 and will otherwise remain subject to their original terms.

If you tender your Warrants, you will be agreeing to subscribe for the Shares issuable pursuant to the Offer, pursuant to the terms and subject to the conditions described herein and in the Letter of Transmittal.

11.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences to holders that own and hold Warrants as capital assets, within the meaning of Section 1221 of the Code, and that exchange Warrants for Shares pursuant to the Offer. This discussion does not address all of the tax consequences that may be relevant to a holder based on its individual circumstances and does not address tax consequences applicable to holders that may be subject to special tax rules, such as: financial institutions; insurance companies; regulated investment companies; tax-exempt organizations; dealers or traders in securities or currencies; holders that actually or constructively own 5% or more of our Shares; holders that hold Warrants as part of a position in a straddle or a hedging, conversion or integrated transaction for U.S. federal income tax purposes; holders that have a functional currency other than the U.S. dollar; holders that received their Warrants as compensation for the performance of services; or holders that are not U.S. persons (as defined for U.S. federal income tax purposes). Moreover, this summary does not address any state, local or foreign tax consequences or any U.S. federal non-income tax consequences of the exchange of Warrants for Shares pursuant to the Offer or, except as discussed herein, any tax reporting obligations of a holder. Holders should consult their tax advisors as to the specific tax consequences to them of the Offer in light of their particular circumstances.

If an entity treated as a partnership for U.S. federal income tax purposes holds Warrants, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Holders owning their Warrants through a partnership should consult their tax advisors regarding the U.S. federal income tax consequence of exchanging Warrants for Shares pursuant to the Offer.

This summary is based on the Code, applicable Treasury regulations, administrative pronouncements and judicial decisions, each as in effect on the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, or differing interpretations by the Internal Revenue Service (“IRS”) or a court, which could affect the tax consequences described herein.

The Company believes that the exchange of Warrants for Shares pursuant to the Offer constitutes a value-for-value exchange. Assuming the exchange of Warrants for Shares pursuant to the Offer constitutes a value-for-value exchange, the exchange should be treated as a “recapitalization” pursuant to which (i) no gain or loss is recognized on the exchange of Warrants for Shares, (ii) a holder’s aggregate tax basis in the Shares received in the exchange should equal the holder’s aggregate tax basis in its Warrants surrendered in exchange therefor (except to the extent of any tax basis allocated to a fractional Share for which a cash payment is received in connection with the Offer), and (iii) a holder’s holding period for the Shares received in the exchange should include its holding period for the surrendered Warrants. Special tax basis and holding period rules apply to holders that acquired different blocks of Warrants at different prices or at different times. Holders should consult their tax advisors as to the applicability of these special rules to their particular circumstances. Any cash received in lieu of a fractional Share pursuant to the Offer should result in gain or loss to a holder equal to the difference between the cash received and the holder’s tax basis in the fractional Share.

Although the Company believes the exchange pursuant to the Offer is a value-for-value transaction, because of the uncertainty inherent in any valuation, there can be no assurance that the IRS or a court would agree. If the IRS or a court were to view the exchange pursuant to the Offer as the issuance of Shares to an exchanging holder having a value in excess of the Warrants surrendered by such holder, such excess value could be viewed as a constructive dividend under Section 305 of the Code. Although not free from doubt, it is expected that such constructive dividend, if any, should be considered a dividend of common stock on common stock, which generally should be nontaxable for most holders.

Holders are urged to consult their personal tax advisors concerning the tax consequences of an exchange pursuant to Offer based on their particular circumstances.

12.	FORWARD-LOOKING STATEMENTS; RISK FACTORS

This Offer Letter contains forward-looking statements. Such forward-looking statements involve certain risks and uncertainties, including statements regarding the Company’s strategic direction, prospects and future results. Certain factors, including factors outside of the Company’s control, may cause actual results to differ materially from those contained in the forward-looking statements. All forward looking statements included in this report are based on information available to the Company as of the date hereof.

An investment in our Shares involves a high degree of risk. In addition to the risks identified below relating to the Offer, please refer to our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed on March 7, 2011 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on May 10, 2011, for a discussion of risks relating to our business and an investment in our Shares. Additional risks and uncertainties not presently known to the Company or that the Company currently deems immaterial also may impair our business operations. If any of the matters identified as potential risks materialize, our business could be harmed. In that event, the trading price of our Shares and Warrants could decline.

There is no guarantee that your decision whether to tender your Warrants in the Offer will put you in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell its Shares in the future following the completion of the Offer. If you choose to tender some or all of your Warrants in the Offer, certain future events may cause an increase in our Share price and may result in a lower value realized now than you might realize in the future had you not agreed to exchange your Warrants. Similarly, if you do not tender your Warrants in the Offer, you will continue to bear the risk of ownership of your Warrants after the closing of the Offer, and there can be no assurance that you can sell your Warrants (or exercise them for Shares) in the future at a higher price than would have been obtained by participating in the Offer or at all. You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

If the Offer is successful, the liquidity of the market for the Warrants may be substantially reduced.

If the Offer is successful, the holders of Warrants who tender their Warrants will receive Shares that are listed on the NASDAQ Stock Market. Certain Warrant holders, who collectively hold approximately 71% of the outstanding Warrants, have indicated to us their intention to participate in the Offer. To the extent the Offer is successful, the market for any remaining Warrants, which are also listed on the NASDAQ Stock Market, may be substantially reduced.

There is no assurance that a significant number of Warrants will be tendered in the Offer.

There is no assurance that any significant number of Warrants will be tendered in the Offer. Moreover, even if a significant number of Warrants are tendered in the Offer, there is no assurance that the market price of our Shares will increase. The price of our Shares and the decision of any investors to make an equity investment in the Company are based on numerous material factors, of which our Warrant overhang is only one. Eliminating or significantly reducing our Warrant overhang will not generate any capital for the Company.

Certain members of our Board are subject to conflicts of interest with respect to the Offer.

Mr. Scott L. Bok and Mr. Robert H. Niehaus, members of our Board, are each the beneficial owners of Warrants to purchase 200,000 Shares. In addition, one of the Company’s principal stockholders, Greenhill & Co., Inc. (“Greenhill”), owns 4,000,000 Warrants. Messrs. Bok and Niehaus and Greenhill have indicated to us their intention to participate in the Offer. Mr. Bok is the chief executive officer of Greenhill and Mr. Niehaus is the chairman of Greenhill Capital Partners. As of May 12, 2011, the Warrants held by Messrs. Bok and Niehaus and Greenhill collectively represent approximately 71% of the outstanding Warrants. Additionally, Messrs. Bok and Niehaus and Greenhill are each stockholders of the Company. We did not obtain a “fairness opinion” in connection with the Offer nor did we engage an independent financial advisor to assist us with our analysis and structuring of the Offer.

The market price of our Shares will fluctuate, which may adversely affect Warrant holders who tender their Warrants for Shares.

The market price of our Shares will fluctuate between the date the Offer is commenced, the Expiration Date of the Offer and the date on which Shares are issued to tendering Warrant holders. Accordingly, the market price of Shares upon settlement of the Offer could be less than the price at which the Warrants could be sold. The Company does not intend to re-adjust the exchange ratio of Shares for Warrants based on any fluctuation in our Share price.

The value of the Shares that you receive may fluctuate.

We are offering Shares for validly tendered Warrants. The price of our Shares may fluctuate widely in the future. If the market price of our Shares declines, the value of the Shares you will receive in exchange for your Warrants will decline. The trading value of our Shares could fluctuate depending upon any number of factors, including those specific to us and those that influence the trading prices of equity securities generally, many of which are beyond our control. There can be no assurance that tendering your Warrants will put you in a better financial position than you would be in if you continued to hold your Warrants following the Expiration Date of the Offer.

Resales of the additional Shares issued pursuant to the Offer may adversely affect the Share price.

Shares issued in the Offer will be freely tradable, unless held by affiliates. In light of the current trading volume of our Shares, if the holders of the Warrants were to sell a significant portion of the Shares obtained from the Offer, such sales could have a negative impact on the trading price of our Shares.

No rulings or opinions have been received as to the tax consequences of the Offer to holders of Warrants.

The tax consequences that will result to the Warrant holder that participates in the Offer are not well defined by the existing authorities. No ruling of any governmental authority and no opinion of counsel has been issued or rendered on these matters. Warrant holders must therefore rely on the advice of their own tax advisors in assessing these matters. For a general discussion of certain tax considerations, see “Material U.S. Federal Income Tax Consequences.”

13.	ADDITIONAL INFORMATION; MISCELLANEOUS

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer Letter is a part. This Offer Letter does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. The Company recommends that holders review the Schedule TO, including the exhibits, and the Company’s other materials that have been filed with the Securities and Exchange Commission before making a decision on whether to accept the Offer, including:

1.	The description of the Shares in the Company’s Registration Statement on Form 8-A filed with the SEC on February 14, 2008 under Section 12(b) of the Exchange Act;

2.	Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 7, 2011;

3.	Definitive proxy statement on Schedule 14A for the Company’s 2011 annual meeting of stockholders, filed with the SEC on April 1, 2011;

4.	Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed with the SEC on May 10, 2011; and

5.	All documents subsequently filed as with the SEC, between the date of this Offer and the Expiration Date. These include periodic reports, such as quarterly reports on Form 10-Q and current reports on Form 8-K.

The SEC file number for these filings is 001-33963. These filings, and the Company’s other annual, quarterly and current reports, its proxy statements and other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The Company’s SEC filings are also available to the public on the SEC’s Internet site at www.sec.gov.

Each person to whom a copy of this offer to exchange is delivered may obtain a copy of any or all of the referenced documents, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost. Requests should be directed to:

Iridium Communications Inc.

1750 Tysons Boulevard, Suite 1400

McLean, Virginia 22102

(703) 287-7570

Attention: Investor Relations

Sincerely,

Iridium Communications Inc.

1750 Tysons Boulevard, Suite 1400

McLean, Virginia 22102

THE DEPOSITARY FOR THE OFFER IS:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

BY MAIL, HAND OR OVERNIGHT DELIVERY:

IF DELIVERING BY MAIL: AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC OPERATIONS CENTER ATTN: REORGANIZATION DEPARTMENT P.O. BOX 2042 NEW YORK, NEW YORK 10272-2042	IF DELIVERING BY HAND OR COURIER: AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC OPERATIONS CENTER ATTN: REORGANIZATION DEPARTMENT 6201 15TH AVENUE BROOKLYN, NEW YORK 11219

BY FAX:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

FAX: (718) 234-5001

CONFIRM BY TELEPHONE:

Toll Free: (877) 248-6417

(718) 921-8317

THE INFORMATION AGENT FOR THE OFFER IS:

PHOENIX ADVISORY PARTNERS

110 WALL STREET

27th FLOOR

NEW YORK, NY 10005

Warrant holders and banks and brokerage firms, please call:

Toll Free: (877) 478-5038

Main Phone: (212) 493-3910

You may also email your requests to info@phoenixadvisorypartners.com.

ANY QUESTION OR REQUEST FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT AT THE ADDRESS, PHONE NUMBER AND EMAIL ADDRESS LISTED ABOVE. REQUESTS FOR ADDITIONAL COPIES OF THE OFFER LETTER, THE LETTER OF TRANSMITTAL OR OTHER DOCUMENTS RELATED TO THE OFFER MAY ALSO BE DIRECTED TO THE INFORMATION AGENT.